THIS AGREEMENT is dated for reference January 1, 2006 and shall be effective as of January 1, 2006

BETWEEN:

International Starteck Industries Inc., PO Box 59, 2785 Komori Road, 70 Mile House, BC, Canada, V0K 2K0.

(the “Company”) AND:

Derek Oil and Gas Corporation, a company duly incorporated under the laws of British Columbia and having an address of Suite 1201, 1111 West Hastings Street, Vancouver, B.C., Canada, V6E 2J3.

(the “Service Provider”) WHEREAS:

A.

The Company desires to retain Derek Oil and Gas to provide general and administrative services; and

B.

Derek has agreed to provide the general and administrative services;

NOW THEREFORE THIS AGREEMENT WITNESSETH that is consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Company hereby requests Derek to provide the monthly administrative services. For greater clarity, Derek shall provide to International Starteck: -one office and boardroom access for Vancouver meetings,

-accounting services limited to:

on a quarterly basis, taking the trial balance through to the consolidated financial statements, and

-on an annual basis, help with preparing an audit file to in reducing audit costs

-an 800 number and separate phone line (phone charges billed separately) -answering shareholder inquiries

-designing and implementing athe required whistleblower and disclosure policies required by section 53-101 of the Securities Act

-highlighting the required corporate due diligence-ie independent directors, audit committees

-design and maintenance of your web-site (monthly maintenance billed separately)

-design and printing of any promotional material (printing costs billed separately)

The compensation for these monthly services shall be $2,500 per month for a 6-month trial period. After successful completion of the trial period this agreement shall be automatically renewed on a monthly basis unless otherwise notified in writing, by giving one month’s notice.

2.

Derek will provide, as a contractor to the Company, the services stated above in a faithful and diligent manner. No notice period shall be required should the Company terminate this agreement for cause.

3.

The Company hereby agrees to reimburse to Derek the actual out-of-pocket expenses incurred by Derek in connection with the provision of any of the general and special services referred to herein; PROVIDED that Derek will provide to the company vouchers detailing such expenditures.

4.

Derek may provide further services on an as needed basis, such services to be billed on an hourly basis at a mutually agreed rate.

5.

Any notice to be given by either party to the other shall be well and sufficiently given if delivered personally or if sent by registered mail, postage prepaid, to the parties hereto as follows:

(a)

If to the Company:

International Starteck Industries Inc.,

PO Box 59, 2785 Komori Road, 70

Mile House, BC Canada V0K 2K0.

(b)

If to Derek:

Derek Oil and Gas Corporation

1201-1111 W. Hastings Street

Vancouver, B.C. Canada V6E 2J3

6.

This Agreement may not be assigned by either party.

7.

Time is the essence of this Agreement.

8.

This Agreement shall be interpreted by the laws of the Province of British Columbia, Canada.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

EXECUTED BY DEREK OIL AND GAS CORPORATION, in the presence of:

“Barry C.J. Ehrl”

Authorized Signatory

EXECUTED BY INTERNATIONAL STARTECK INDUSTRIES, LTD.

“Grant Hiebert”

Signature